Exhibit 4.11

RICHLY CONQUEROR LIMITED

Vendor

AND

SGOCO INTERNATIONAL (HK) LIMITED (上為國際 (香港) 有限公司)

Purchaser

Share Sale and Purchase Agreement

for the sale and purchase of the entire issued share capital of

BOCA INTERNATIONAL LIMITED (寶加國際有限公司)

DATE: 28th day of December 2015

Content

1.	INTERPRETATION	1

2.	SALE AND PURCHASE	3

3.	CONSIDERATION	3

4.	GUARANTEE	3

5.	COMPLETION	4

6.	WARRANTIES AND INDEMNITIES	4

7.	OTHER WARRANTIES	5

8.	TERMINATION	5

9.	FORCE MAJEURE	5

10.	NON-COMPETE PERIOD	6

11.	RIGHT OF PREEMPTIVE	6

12.	CONFIDENTIALITY	7

13.	CORPORATE INCOME TAX AND RELEVANT TAX	7

14.	SUMMARY	7

15.	NOTICE	8

16.	GOVERNING LAW	9

SCHEDULE 1		10

SCHEDULE 2		11

SCHEDULE 3		12

SCHEDULE 4		14

SCHEDULE 5		16

APPENDIX A		18

THIS AGREEMENT is made on the 28th day of December 2015.

BETWEEN:

1.	Richly Conqueror Limited, a company incorporated in British Virgin Islands, the registered address is Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Tpwn, Tortola, British Virgin Islands (the “Vendor”); and

2.	SGOCO International (HK) Limited (上為國際 (香港) 有限公司) , a company incorporated in Hong Kong, the registered address is Flat/RM 6803, 68/F, The Center, 99 Queen’s Road, Central, Hong Kong (the “Purchaser”).

RECITALS:

(A)	Boca International Limited (寶加國際有限公司) is a private holding company incorporated in Hong Kong, the particulars of which are set out in Schedule 1 (the “Company” or “Boca International”).

(B)	The Vendor is the sole legal and beneficial owner of the Sale Shares (as defined below) and the Sale Shares representing the entire issued share capital of the Company.

(C)	The Vendor wishes to sell, and the Purchaser agrees to buy the Sale Shares subject to the terms and conditions set forth in this Agreement.

THE PARTIES AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions: in this Agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Agreement”	means the agreement, arrangement, understanding or transaction recorded in this Agreement

“Books of Account”	means the unaudited balance sheet of the Company ended the last day of the accounting period, the unaudited statement of profit and loss for the 12 months ended the last day of the accounting period;

“Business Day”	means the day (excluding Saturdays, Sundays and public holidays) on which the commercial banks in Hong Kong are generally open to the public for transactions and normal banking business;

“Completion”	means the completion of the sale and purchase of the Sale Shares in accordance with Clause 5 of this Agreement;

“Completion Date”	means the date on which Completion occurs;

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“Consideration”	means the total consideration which the Purchaser should pay for the Sale Shares in accordance with Clause 3.1 of this Agreement;

“Director(s)”	means the directors of the Company;

“Encumbrance”	means mortgage, charge, pledge, lien, option, restriction, assignment, the right of pre-emption or purchase at advance, third party right or interest, any other encumbrance, any other priority or hypothecation, or any other similar preferential arrangement (including but not limited to transfer or retention of the title), or any other agreement which issue or execute the provisions above;

“Guarantee”	means the statements, guarantee, undertakes and other represents set out in Clause 6.1 of and appendix 5 to this Agreement.

“the last day of the accounting period”	means 31st day of December 2015;

“Material Breach”	means delay in the payment of the Consideration for more than 60 days as prescribed under Clause 5.3 of this Agreement;

“Records”	means the records and information of the Company (including but not limited to all the information of accounts, books of accounts, minutes, registrations, finance et etc., declaration forms and declaration records in accordance with the relevant company laws, and all of the statutory account books and records);

“Relevant Right and Benefit”	means material interest, ownership or rights related to the Company, including equity, tenancy, business, facilities et etc.;

“Sale Shares”	means the entire issued share capital of the Company that will sell to the Purchaser; and

“Warranties”	means any warranty, indemnity, letter of guarantee, financial guarantee or any other mortgage, or any other forms of guarantee provided by any individual or third party.

1.2	References: references in this Agreement:

(a)	References means clauses, schedules, referenced clauses or sub-clauses, arrangements or the schedules of this Agreement, unless the context otherwise requires;

(b)	Any laws, regulations, or the supplements, amendments, consolidations, re-enactments or extending the validity of the laws or regulations made by the competent court;

(c)	This Agreement (or any specification of it) or any other documents should be interpreted as the references of this Agreement;

(d)	“China” means the People’s Republic of China;

(e)	“RMB” means the legal currency of China;

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(f)	“Hong Kong” means the Hong Kong Special Administrative Region of People’s Republic of China; and

(g)	“USD” means the legal currency of the United State of America.

1.3	Headings: the headings in this Agreement are for convenience only, and do not affect interpretation.

1.4	Representations, Schedules, and Statements: representations, schedules, and statements are parts of this Agreement.

1.5	Content: a singular word includes the plural, and vice versa; a word which suggests one gender includes the other genders.

2.	SALE AND PURCHASE

The Vendor as the beneficial owner wishes to sell and the Purchaser wishes to purchase the Sale Shares on the terms set out in this Agreement. Both parties will not be restrained by any rights and impeded by any terms other than terms contained in this Agreement.

3.	CONSIDERATION

3.1	Consideration: total consideration of the Sale Shares includes USD52 million in the form of cash, plus up to 19.9% new shares in SGOCO (as enlarged by the issuance) or 3.4 million new shares.

The Consideration should be paid in accordance with the Clause 5.3 and Schedule 2 to this Agreement.

3.2	Payment: each payment to the Vendor should be made by telegraphic transfer or other method by the time and the information set out in Schedule and 2.

4.	GUARANTEE

4.1	In order to ensure the payment of the Consideration and the performance of the obligations set out in this Agreement, Purchaser agreed to (a) mortgage 100% Sale Shares to the Vendor and/or other assignee (“Mortgage”), the Mortgage Clauses and Conditions set out on the dated Mortgage Deed; (b) deliver the Company’s security interest (“Security Interest”) of receivables, cash, and advance payment of the suppliers to the Vendor and/or other assignee before the last day of the accounting period, the total amount of the Security Interest (“Total Amount”) is equivalent to the Consideration. The Purchaser shall prompt its subsidiary to open an escrow account as required by [•] (the subsidiary of the Vendor) , the total amount in the escrow account is equivalent to the Total Amount; (c) never promote the Company to liquidate the receivables, cash, and advance payment from the supplier et etc., to ensure the Purchaser has sufficient fund to make payment to the Vendor.

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4.2	As part the Mortgage and Security Interests that the Purchaser made to the Vendor, the Purchaser agreed that the Purchaser will not sell any material assets without the written consent of the Vendor, before the Consideration under the Clause 3.1 of this Agreement has been fully paid.

5.	COMPLETION

5.1	Completion: The Completion of this Agreement should take place in the Vendor’s office or such place nominated by the Vendor.

5.2	Vendor’s Obligations: The Vendor should fulfill the conditions set out in Schedule 3, and deliver the related documents to the Purchaser on or before the Completion.

5.3	Purchaser’s Obligations: Upon Vendor fulfilling its obligation under Clause 5.2 above, the Purchaser should arrange payment of the Consideration by telegraphic transfer or other methods in accordance with Schedule 2 to this Agreement.

6.	WARRANTIES AND INDEMNITIES

6.1	Warranties: the Vendor represents, warrants, and undertakes to the Purchaser the authenticity, accuracy, integrity, and non-misleading of the terms and the accounts of this Agreement after conducting reasonable investigation.

6.2	Independence of Warranties: each of the Warranties shall be separate and independent, and shall not damage any other terms of Warranties. Unless expressly stipulated, the Warranties shall not be limited by any other term of this Agreement or any other Warranties.

6.3	The Rights of the Purchaser: the Purchaser has the right to claim corresponding indemnity in cash to the Vendor with a written notice, when any breach of this Agreement exists. The amount of indemnity shall be equivalent to the difference between value of the Sale Shares under the terms of the Warranties be executed normally and the value of the Sale Shares after the breach occurs.

“Corresponding Breach” means any material unconformity, in authenticity or misleading with the terms of the Warranties discovered by the Vendor after investigation.

6.4	The Restrains to the Vendor’s Obligations: if there is any breach of this Agreement, the Vendor bears the responsibility of no more than RMB2,000,000, including all penalties (including legal fees and arbitration costs the Purchaser may have). In addition, the Vendor shall not be responsible for any of the debts, Warranties under this Agreement, or Company's conduct, unless the Purchaser file a suit against the Vendor on any specific action above within two (2) years of the Completion.

6.5	The Purchaser’s Duty: the Purchaser on behalf of its own, its successors and its beneficiaries to protect the Vendor, legal representative, administrative staffs, directors, employees, attorneys, successors and beneficiaries (“Vendor’s Protection”) from any dispute or litigation, and the Purchaser agreed to pay any of the losses, litigations, claims, costs, charges, lawyers’ fee, payments, incidentals and duties caused by the dispute or litigation, unless such dispute or litigation is caused by the Vendor’s gross negligence or imprudent.

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7.	OTHER WARRANTIES

7.1	The Vendor should provide necessary documents according to the reasonable demands of the Purchaser, in order for the Purchaser to get the interest of the Sale Shares, and fully implement the Vendor's obligation under this Agreement.

7.2	With the premise of not violating the terms of this Agreement, the Purchaser shall provide all necessary support to the Vendor. The Purchaser shall reveal the financial account to the Vendor, including but not limited to the balance sheet, the profit and loss statement etc. before 31st day of December 2015.

8.	TERMINATION

8.1	Vendor’s Right: The Vendor has the right to terminate this Agreement in whole or part, and reserved its rights and remedies immediately upon written notice to the Purchaser, if (a) the Purchaser has been found materially breached Clause 5.3 of this Agreement, or (b) the Purchaser bankrupted, or filed for bankruptcy, or has any ground of bankruptcy petition against the Purchaser.

8.2	Purchaser’s Right: The Purchaser has the right to terminate this Agreement, if the Vendor has been found materially breached the represents and the terms set out in this Agreement, and such breaching has not been settled, or has not been settled in 20 Business Days since the Purchaser received the written notice of such breaching.

9.	FORCE MAJEURE

9.1	Force Majeure: “Force Majeure” means extraordinary events, such as natural disaster beyond control (including fire, flooding, earthquake, storm, hurricane, or other natural disaster), wars, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military, usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of water supply, electricity or telephone service (each of the above construct a force majeure).

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9.2	The Effect of Force Majeure:

(a)	A party shall inform the other party in writing within 24 hours of the occurrence of the Force Majeure event, as the event continued, the suffered party will no longer undertake the obligations stipulated in this Agreement (except for the payment arrangement set out in Schedule 2 of this Agreement). The suffered party shall inform the other party about the possible duration and effect of the Force Majeure event within 15 days of the written information. The suffered party also shall report the evolution of such event on a regular basis, and update continuously. Both parties shall take actions to eliminate or mitigate the damage caused by the Force Majeure.

(b)	Event in the circumstance of the supra, neither party shall terminate this Agreement without the written consent of the other party about the result of the Force Majeure event.

(c)	If a party assets the Force Majeure as an excuse for failure or delay to perform the party's obligation under this Agreement, then the nonperforming party must prove that the party already performed the Clause 9.2(2) of this Agreement, and substantially completed the obligations that are not affected by the Force Majeure under this Agreement.

10.	NON-COMPETE PERIOD

10.1	During the non-compete period, the Purchaser (and its subsidiaries) shall not induce or attempt to induce any of the Vendor’s employee to resign.

10.2	The Purchaser accepts the above Clause 10.1 relating to non-competition obligations. The Purchaser shall accept any modification of the above Clause 10.1 if the court with jurisdiction or an arbitrator questions the validity of Clause 10.1. The modification shall be to the extent the Clause could be performed legally to the maximum extent possible. Such modification shall not be applicable to other terms of this Agreement.

11.	RIGHT OF FIRST REFUSAL

11.1	Within five (5) years of the Completion, the Purchaser shall not sell, assign, transfer or transfer the related equity to a third party in other ways, before providing the Vendor and its attorney the right of first refusal.

11.2	If a third party wants to officially and legally purchase the equity of the Purchaser’s (“Equity Holder”) company, the Purchaser shall notice the Vendor in writing (“Notice”), indicating: (a) the Equity Holder has the intention to sell or transfer the equity (“Equity”) in other ways; (b) the name and the address of the potential purchaser or transferee (“Proposed Transferee”) of the Equity; (c) the transfer clause details of transferring the Equity; (d) the proposed consideration in cash or other forms of the Equity (“Proposed Consideration”); (e) the Equity Holder admits the Notice follows the first refusal clause of this Agreement, to sell the Equity to the Vendor or its assignee at the Proposed Consideration.

11.3	Within 30 days from the receipt of the Notice, the Vendor and/or its attorney shall notice the Equity Holder in writing whether purchase all (or part, with the consent of the Equity Holder) of the Equity for sale, transfer, or transfer to one or more specific Proposed Transferee in the Notice.

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11.4	The Proposed Consideration of the Equity in this Clause is the consideration. If the Proposed Consideration includes non-cash portion, the board of directors of the Vendor shall fix a price, then converted to cash equivalent.

11.5	If the Equity in the Notice have not be purchased by the Vendor or its assignee, the Equity Holder has the right to sell, assign, transfer or transfer the Equity in other ways to the Proposed Transferee whom has been mentioned in the Notice at the Proposed Consideration or higher consideration, but the sale, assignment, or transfer shall (a) be conduct within 120 days since the Notice, (b) comply with all the related laws, and (c) each Proposed Transferee shall agree in writing that this Clause will continue to apply to the Equity. If the Equity has not been transferred to the Proposed Transferee within 120 days since the Notice, the Equity Holder shall give the Vendor a new notice of the right of first refusal if the Equity Holder wants to sell or transfer the Equity.

12.	CONFIDENTIALITY

Confidentiality: Any information involved in the Agreement (the “Confidential Information”) shall not be disclosed to a third party in oral or written form except following circumstances:

(a)	provides notice to the other party, which is required by relevant laws or regulatory;

(b)	in order to execute this Agreement, the Confidential Information will be disclosed to the officer, employee and other consultants of public authorities. In this case, the abovementioned individuals and public authorities shall not disclose any Confidential Information. Otherwise, they shall be held liable according to law and be claimed damages as the result of leakage of Confidential Information; and

(c)	the Confidential Information becomes public information without any violation of the Agreement and laws of both parties.

Both parties shall return the Confidential Information relating to the other party in any form held by itself at the request of each party.

13.	CORPORATE INCOME TAX AND RELEVANT TAX

Corporate income tax and all relevant taxes generated from the share transfer proceeding shall be borne by the Vendor.

14.	SUMMARY

14.1	Waiver: any delay and failure to keep an appointment shall not be deemed as a ground for exemption. Any grounds of exemption and breach of clauses shall not have force of law except the grounds are provided by the waiving party with written document with signature.

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14.2	Relationship status: there is no partnership, agency, employment, interests of entities or joint venture relationship in this Agreement.

14.3	Entire agreement: this Agreement (hereinafter documents and Schedules) contains the whole agreement between the parties to the transaction, and supersedes any previous agreements (oral or written) between them relating to the subject matter hereof.

14.4	Content modification: any modification of this Agreement shall be modified in written, and shall be signed by both parties to confirm the modification.

14.5	Terms of independence: if any provision of this Agreement in violation of relevant laws or unable to perform, the provision is deemed as invalid provision. The legality of other provisions of the Agreement shall not be affected and shall continue to perform.

14.6	Additional rights: the terms of this Agreement has rights to additionality and contains all responsibility of the laws.

14.7	Sustainability: the rights and obligations in this Agreement will continue effective after the completion of the transaction. Both parties will be no longer continue to be bound by this Agreement after all rights and obligations in this Agreement are completely fulfilled.

14.8	Counterparts: this Agreement may be executed in multiple counterparts, each counterpart shall be deemed as the original, which together shall constitute one agreement.

15.	NOTICE

15.1	Address: any notice or communication in relation to the Agreement shall be retained in written form, or shall be delivered to following address and fax number or the contract details which is confirmed by both parties in written form, by fax, or by prepaid registered letter (Hong Kong or Macau address) or by prepaid registered airmail (not a Hong Kong or Macau address).

Vendor’s information:

Address:	130A Tong Yan San Tsuen, Pat Heung, Yuen Long, New Territories, Hong Kong.

Contact:	Dr. Richard Chan Kam Biu

Fax:	+852 31766099

Email:	dr.richardchan@gmail.com

Purchaser’s information:

Address:	12/F, Tower Bldg #3, China Academy of Science & Technology Development, Gaoxin South Ave.1, NanShan District, ShenZhen, China/ Flat/RM 6803, 68/F, The Center, 99 Queen’s Road, Central, Hong Kong

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Contact:	Tin Man Or

Fax:

15.2	Delivery : If there is no other prior to arrival certificate, notification or other information shall be deemed to have been duly given as follows:

(a)	if parties pick up by themselves, the Agreement shall be delivered to the address in Clause 15.1;

(b)	if sent by post other than airmail, two (2) Business Days after the date of posting;

(c)	if sent by air mail, six (6) Business Days after the date of posting; and

(d)	if sent by fax, when confirmation of its transmission has been recorded on the sender's fax machine.

If by post, it shall be proved by providing an envelope containing the correct address and postmark.

16.	GOVERNING LAW

16.1	The laws of Hong Kong: this Agreement shall be complied with the relevant laws of Hong Kong.

16.2	Arbitration: both parties promise to solve any dispute or disagreement arising in the Agreement. If a dispute notice has been given by a party, and the other party cannot solve the dispute within 30 days of receiving the notice, the dispute shall be referred to and resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC rules. The arbitration proceedings shall be conducted in Chinese. The arbitration award as a final judgment shall be binding on both parties. The expenses incurred in connection with the dispute resolution processes shall be borne by the losing party. Both parties shall continue to perform their duties under the Agreement expect the disputed matters during the arbitration proceedings.

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SCHEDULE 1

Particulars relating to the Company

1.	BOCA INTERNATIONAL LIMITED

BR number:	15889340-000-06-15-0

Company number:	362529

Office address:	130A Tong Yan San Tsuen, Pat Heung, Yuen Long, New Territories, Hong Kong.

Date of incorporation:	26 June,1992

Authorised share capital:	HKD10,000.00

Contributed capital:	HKD184.00

Shareholders:	Richly Conqueror Limited

Registered Office:	130A Tong Yan San Tsuen, Pat Heung, Yuen Long, New Territories, Hong Kong.

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SCHEDULE 2

Payment Arrangement

1.	The Purchase Price (Clause 3.1) will be paid by wire transfer or other payment methods as provided in this Agreement.

2.	The transaction payment will be paid by two tranches with the following total amount:

Payment Date	Amount
On or before 31 December, 2015	USD52 million in the form of cash
On or before 31 January, 2016	up to 19.9% new shares in SGOCO (as enlarged by the issuance) or 3.4 million new shares

3.	According to this Agreement, if the payment is not paid within 30 days of the Payment Date, the Purchaser will pay a liquidated damage for the unpaid part to the Vendor at a 2% monthly interest rate.

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SCHEDULE 3

Vendor’s Obligations

1.	AT THE COMPLETION

1.1	The Vendor shall hold a board meeting of the Company:

The Vendor shall hold a board meeting of the Company to vote, or authorize the execution of all documents by its directors and/or authorized personnel, with at least the following content:

•	According to the Article of Association of the Company, the Vendor shall vote and approve in favour of the resolution relating to the share transfer of the Sale Shares from the Vendor to the Purchaser;

•	Remove Dr. Richard Chan and Ms Lui Lai Yuen from the directors of the Company, the successor will be appointed by the Purchaser.

•	Remove Dr. Richard Chan from the position of the legal representative of the Company, the successor will be appointed by the Purchaser.

•	Remove Dr. Richard Chan from the position of the supervisor of the Company, the successor will be appointed by the Purchaser.

•	According to the written requests of the Purchaser, the Vendor shall cancel or change the permission of the bank account(s) of the Company.

2.	The obligation of transfer documents and materials

At the Completion, the Vendor shall deliver the following documents:

2.1	instruments of transfer and bought and sold notes relating to the Sale Shares duly executed by the Vendor;

2.2	share certificate(s) relating to the Sale Shares;

2.3	a cheque in favour of the Government of Hong Kong SAR and/or the Purchaser for the purpose of stamping the sold note and one of the instrument of transfer relating to the Sale Shares;

2.4	the notice of resignation of the directors and the supervisor of the Company: The Vendor should provide written documents of Dr. Richard Chan and Ms. Lui Lai Yuen in relation to the resignation of the legal representative of the Company and the resignation of the supervisor of the Company, respectively. Dr. Richard Chan and Ms. Lui Lai Yuen do not involve in any initiate litigation proceeding, including but not limited to: compensation, reward, payment, allowance, cost and others.

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2.5	all corporate documents in relation to the Company including all licenses, contracts, documents and correspondences (covering documents in respect to the assets and rights of the Company);

2.6	accounting and financial records, books and all bank related documents, including cheque book, bank statements and records of all bank accounts held by the Company and duly signed change of signatory forms (if any) addressed to or issued by the bank(s);

2.7	a valuation report prepared by a professional appraiser confirming the valuation of the Company shall be no less than US$50 million.

2.8	resolution: an original (or certified true copy) of the written board resolution of the Company with reference to part 1.1 of this Schedule 3

3.	The obligation of transfer ComPANY’s PROJECTS, TECHNOLOGY, RELATED INTELLECTUAL PROPERTY AND INTANGILBE ASSTES

At the Completion, the Vendor shall transfer all company's projects, technology, related intellectual property and intangible assets to Purchaser. Vendor confirmed and acknowledged the reasonableness of the terms of, and commitment to fulfill the obligations stipulated by this section. Vendor is strictly prohibited in supply, sell, lease those technologies in any business with unauthorized companies or countries nor shall thus causing damage to the interests of PURCHASER.

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SCHEDULE 4

The Warranties

1.	Rights and Information

1.1	Rights: the Vendor has the rights which are requested by this Agreement and clauses in other documents whether prior to the Completion or in proceeding.

2.	Shareholding

2.1	The shareholding: the Vendor is the only statutory beneficiary of the shareholding, and it has unrestrained rights and interests to sell and transfer the whole statutory interests of the Sales Shares.

2.2	The Company authorized share capital: the Company authorized share capital as shown in Schedule 1.

2.3	No interest in other entities: the Company does not exist:

(a)	hold any shareholding of any other company in the present or in the past, and consent acquiring shareholding of any other company; and/or

(b)	any branch, agency or place of business, or other permanent facilities.

3.	Books and Files

3.1	Books: the Company books:

(a)	all assets, liabilities, matters and financial statement and income statement ended the last day of the accounting period reflects a true and fair view;

(b)	comply with the Companies Ordinance and other relevant laws and regulations; and

(c)	codified in accordance with Accounting Standard for Business Enterprises.

3.2	Material adverse changes: since the last day of the accounting period, the financial condition, transaction and operation of the Company does not occur significant adverse change and effects.

3.3	Liabilities: Since the last day of the accounting period, the Company does not detect or occur any significant liabilities.

4.	Taxation

4.1	The taxation of the Company fully comply with the relevant laws and regulations, and paid every amount of taxation. The Company does not involve in any tax dispute, and in the current tax condition, the Company will not lead to any future tax dispute.

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4.2	For taxation requirements, all information provided by the Company or on behalf of the Company are complete and accurate.

5.	Applicable Laws and Regulations

5.1	The legality of the Company: the Company was established in accordance with the relevant laws of the People’s Republic of China. There is no any resolution, litigation or decision involving liquidation of the Company, and it will not happen in a predictable future.

5.2	No violation of law: there is no violation of law, and penalty or liability, or other negative consequence due to the omission of the actions by the Company or any executive, agency or employee (within the range of duty of work).

6.	Business status

6.1	At the last day of the accounting period: since the last day of the accounting period, the business of the Company operates normally as usual.

7.	Properties

7.1	No properties: the Company does not hold any earning from properties or rent in mainland China or other regions.

8.	Agreement

8.1	Major/unconventional contract: since the date of this Agreement, the Company shall not enter any oral or written agreement which will substantially affect the Company’s business, financial condition and prediction. There is no unconventional contract except for the ordinary course of business.

9.	Litigation

9.1	No litigation: except the written disclosure to the Purchaser, the Company shall not involve in any litigation, arbitration , administrative or criminal dispute, whether as plaintiff or defendant or otherwise. There is no such outstanding matters or potential risks in relation to abovementioned situation, and there is no such condition or circumstance will lead to the abovementioned situations.

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SCHEDULE 5

Outstanding matters after Completion

In addition to the abovementioned expression of the Agreement provided by the Purchaser, the Vendor shall ensure that:

1.	Ordinary course of business: the business operation of the Company shall operate as usual, and not be disturbed by this transaction. No significant diceision or change in respect of business, transaction, assets and liabilities of the Company would be made during the ordinary operation.

2.	The acquisition or disposition of assets: the Company shall not acquire or dispose any assets in any form, except for the demand of ordinary business;

3.	Capital expenditure: the Company shall not conduct or agree to conduct capital expenditure in any form;

4.	Dividend: the Company shall not announce, pay or divided the stock dividend in any form;

5.	Obstacle: there is no obstacle of the Company and its assets exist, other than the written disclosures to the Purchaser;

6.	Guarantee and borrowing: the Company shall not guarantee or borrow any person in any form;

7.	Ordinary payment: the Company shall not use the Company’s account to make any payment other than the ordinary business of the Company;

8.	The agreement with legal obligations: the Company shall not enter any agreement more than one year, or any unordinary agreement, arrangement and debt;

9.	Compliance with laws and regulations: the Company shall comply with the applicable laws and regulations in respect of all business.

10.	Necessarily assist to the Purchaser: the Company shall provide necessarily reasonable assistance to the Purchaser to ensure a smooth hand over and a normal development of the Company in the future.

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Execution Page

SIGNED by	[ ]
for and on behalf of
RICHLY CONQUEROR LIMITED

Attendee:	[ ]

Witness signature:	[ ]

Witness name:	[ ]

Witness address:	[ ]

SIGNED by	[ ]
for and on behalf of
SGOCO INTERNATIONAL (HK) LIMITED

Attendee:	[ ]

Witness signature:	[ ]

Witness name:	[ ]

Witness address:	[ ]

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APPENDIX A

BOCA INTERNATIONAL LIMITED寶加國際有限公司

Financial Statement of the Management, 30 September, 2015

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